Exhibit 10.22

NOTE EXTENSION AND AMENDMENT AGREEMENT

THIS NOTE EXTENSION AND AMENDMENT AGREEMENT (the “Agreement”), dated as of May __, 2020, is entered into by and between BROWNIE’S MARINE GROUP, INC., a Florida corporation (the “Company”), and undersigned (the “Holder”).

WHEREAS, the Company has issued the Holder that certain 6% Secured Convertible Promissory Note in the principal amount of $50,000, due December 31, 2019 (the “Note”); and

WHEREAS, the Company and Holder have agreed to extend the Maturity Date (as defined under the Note) and amend the Conversion Price (as defined under the Note); and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Holder hereby agree as follows:

1. Extension and Amendment.

(a) Extension of Maturity Date. The parties agree that the Maturity Date of the Note is hereby extended to December 31, 2020.

(b) Conversion Price. The “Conversion Price” is amended to $0.01 per share.

2. Representations and Warranties. Each party represents that it has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by such party and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the party

3. Miscellaneous.

(a) Except as expressly set forth above, all of the terms and conditions of the Note shall continue in full force and effect.

(b) This Agreement may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

(c) If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

BROWNIE’S MARINE GROUP, INC.

By:
Robert M. Carmichael, Chief Executive Officer

HOLDER

Name: